EXHIBIT 99.1

Infonet Services Corporation

Morgan Molthrop     +1-310-335-2606

morgan_molthrop@infonet.com

Infonet Announces Fiscal 2004 First Half and Second Quarter Results

El Segundo, CA – November 6, 2003 – Infonet Services Corporation (NYSE: IN), a leading provider of value-added global communications services, today announced results for the periods ended September 30, 2003, Infonet’s first half and second quarter of fiscal year 2004.

Revenue

Revenue for the first half of fiscal 2004 was $300.3 million, compared with $290.1 million for the same period a year ago.

Excluding revenue from a completed outsourcing contract of $28.1 million in the first half of fiscal 2003, core revenue increased by 15% to $300.3 million in the first half of fiscal 2004 from $262.0 in the first half of fiscal 2003. Core revenue1 represents 100% of revenue in the first half of fiscal 2004

Revenue for the second quarter of fiscal 2004 was $151.3 million, compared with $142.8 million for the same period a year ago.

Excluding revenue from a completed outsourcing contract of $11.1 million in the second quarter of fiscal 2003, core revenue increased by 15% to $151.3 million in the second quarter of fiscal 2004 from $131.7 in the second quarter of fiscal 2003.

Expenses

Total operating expenses for the first half of fiscal 2004 decreased to $337.4 million from $357.3 million a year ago. Total operating expenses for the second quarter of fiscal 2004 increased to $168.8 million from $155.4 million a year ago.

[1]	Does not include revenues related to a European outsourcing contract completed in September 2002.

Operating expenses for Infonet’s core – non-outsourcing contract – business were $337.4 million during the first half of fiscal 2004 compared to $336.3 million in the first half of fiscal 2003, an increase of $1.1 million. Core operating expenses represent 100% of expenses in the first half of fiscal 2004. Operating expenses for the first half of fiscal 2003 included bandwidth write-offs and bad-debt expense resulting from the bankruptcy of resellers of $47.5 million. Operating expenses for Infonet’s core – non-outsourcing contract – business for the second quarter of fiscal 2004 were $168.8 million compared to $147.2 million during the second quarter of fiscal 2003, an increase of $21.6 million, or 15%. This increase was primarily due to higher local access costs.

Communications services costs and integration and provisioning costs relate more directly to revenue than other expenses. These two cost elements amounted to 51% of fiscal 2004 first half revenues. Our bandwidth and related, network operations and SG&A expenses are more leveragable and these expenses vary less in proportion to the revenue.

Communication Services Costs

Communication services costs decreased to $47.1 million in the first half of fiscal 2004 from $53.8 million in the comparable period of fiscal 2003, primarily as a result of the completion of the European outsourcing contract.

Communication services costs excluding the completed outsourcing contract increased to $47.1 million in the first half of fiscal 2004 from $38.7 million in first half of fiscal 2003, an increase of 22%. In the first half of fiscal 2004, communications services costs as a percentage of core revenue increased to 16%, from 15% in the first half of fiscal 2003.

Communication services costs increased to $25.6 million in the second quarter of fiscal 2004 from $24.6 million in the second quarter of fiscal 2003.

Communication services costs excluding the completed outsourcing contract increased to $25.6 million in the second quarter of fiscal 2004 from $18.6 million in second quarter of fiscal 2003. In the second quarter of fiscal 2004, communications services costs as a percentage of core revenue increased to 17%, from 14% in the second quarter of fiscal 2003.

Integration and Provisioning Costs

Integration and provisioning costs increased to $106.3 million in the first half of fiscal 2004 from $79.2 million in the comparable period of fiscal 2003.

Excluding $6.0 million in costs from the completed outsourcing contract, the increase was $33.1 million, or 45%, largely due to increased integration and provisioning activities by which we incur expenses in connection with the generation of revenue.

Integration and provisioning costs increased to $52.1 million in the second quarter of fiscal 2004 from $40.1 million in the comparable quarter of fiscal 2003. Excluding $2.2 million in costs from the completed outsourcing contract, the increase was $14.2 million, or 37%, largely due to increased integration and provisioning related activities by which we incur expenses in connection with the generation of revenue.

Bandwidth and Related Costs

Bandwidth and related costs decreased to $52.7 million in the first half of fiscal 2004 from $92.9 million in the first half of fiscal 2003, and remained at $26.0 million in the second quarter compared to last year’s fiscal second quarter. There was a $40.8 million asset write-off during the first half of fiscal 2003. Excluding the asset write-off in the prior year, bandwidth and related costs were essentially unchanged in the first half of this fiscal year as compared to the same period last fiscal year.

Network Operations

Network operations expense increased to $61.1 million in the first half of fiscal 2004 from $53.7 million in the first half of fiscal 2003, an increase of 14%, and increased to $30.4 million in the second quarter of fiscal 2004 from $27.4 million in the second quarter of fiscal 2003. As a percentage of core revenue, network operations expenses have remained approximately the same in the first half of this fiscal year.

Selling, General and Administrative

Selling, general and administrative expenses declined to $70.2 million from $77.7 million in the first half of fiscal 2003, and to $34.6 million from $37.3 million in the second quarter of fiscal 2003. There was approximately $6.7 million in bad debt expense write-offs resulting from reseller bankruptcies during the first half of fiscal 2003. Net of the bad debt expense write-off, SG&A expenses declined by $0.8 million in the first half from the same period in fiscal 2003.

Depreciation, Amortization and Asset Write-off

Depreciation and amortization for the first half of fiscal 2004 was $38.5 million, compared to $38.8 million in the first half of fiscal 2003. The company also recorded $40.8 million in asset write-offs in the first half of fiscal 2003.

Depreciation and amortization for the second quarter of fiscal 2004 was $18.9 million, compared to $19.1 million in the second quarter of fiscal 2003.

Operating Income, Net Income, EPS

Infonet’s operating loss decreased to $37.0 million in the first half of fiscal 2004 from $67.2 million in the first half of fiscal 2003, which included an asset write-off and bad debt expenses of $47.5 million. Operating loss increased to $17.5 million in the second quarter of fiscal 2004 from $12.6 million in the comparable quarter of fiscal 2003.

Net loss for the first half of fiscal 2004 totaled $37.0 million, or a loss of $0.08 per share. In the first half of fiscal 2003, Infonet recorded a net loss of $42.6 million, or a loss of $0.09 per share, reflecting the write-off of network assets and higher bad debt expense. Net loss for the second quarter of fiscal 2004 totaled $17.2 million, or a loss of $0.04 per share. In the second quarter of fiscal 2003, Infonet recorded a net loss of $6.2 million, or a loss of $0.01 per share.

Other Operating Highlights

Capital Expenditures

The cash outlay for capital expenditures for the first half of fiscal 2004 totaled approximately $33 million, compared with $21.6 million in the comparable period of fiscal 2003.

The cash outlay for capital expenditures for the second quarter of fiscal 2004 totaled approximately $16 million, compared with $9.1 million in the comparable quarter of fiscal 2003.

We expect capital expenditures for the fiscal year to be below the previously forecasted level of 13% of revenues.

Client Data

During the first half of fiscal 2004, Infonet added 424 new client service contracts, compared with 355 new client service contracts during the first half of fiscal 2003. Of the new contracts added in the first half of fiscal 2004, 287 were new clients and 137 represented additional sales to existing clients.

During the second quarter of fiscal 2004, Infonet added 244 new client service contracts, compared with 195 new client service contracts during the second quarter of fiscal 2003. Of the new contracts added in the second quarter of fiscal 2004, 175 were new clients and 69 represented additional sales to existing clients. Our overall churn rate (measured by annual revenue lost from clients who stop using our services entirely) continues to be below 5%, as it has been the past three years.

Balance Sheet and Cash Position

At September 30, 2003, Infonet’s balance sheet reflected cash, cash equivalents and short-term investments totaling approximately $403 million, compared with $429 million at fiscal year-end March 31, 2003.

Stock Repurchase Program

Infonet’s Board of Directors previously approved the expenditure of up to $100 million over 24 months to repurchase shares of the Company’s common stock. Infonet repurchased approximately 758,000 shares in the second quarter of fiscal 2004 for $1.5 million at an average price of $1.96 per share. During the first half of fiscal 2004, Infonet had repurchased approximately 2.7 million shares for $4.4 million at an average price of $1.61 per share. As of September 30, 2003, Infonet had repurchased approximately 10.1 million shares since the inception of the program for a total of $19.2 million at an average price of $1.90 per share.

Commentary

Jose Collazo, Chairman, President and Chief Executive Officer said, “Our core revenue growth of 15% in the first half of the fiscal year shows that our strategy to continue to focus on the needs of our natural clients – multinational entities – is the right strategy for Infonet.”

“Last year we went through multiple rounds of personnel reductions in order to more closely align our cost structure with our business model and our goal to reach profitability.

“As a result we are now in a better position to execute on our plan which calls for Infonet to grow revenues while generating increasing positive levels of operating income. This should, in future fiscal years, lead to a free cash flow positive position and then to positive net income.

“Infonet was recently named “Best in Class” by Telemark for the seventh consecutive time. This is an indication that, based on client surveys, we have not sacrificed on our commitment to delivering services of the highest quality while maintaining tight cost controls.

“Over the past month we have announced new services and relationships in the wireless (WI-FI) services and security arenas and plan to release additional new services over the next six months which will underscore our continued commitment to being the preferred provider for multinationals looking to deploy converged voice, video and data applications on a global basis.

“Our financial stability has helped us to launch new services and to keep our customer focus while delivering the highest quality services during difficult times. Furthermore, our strong cash position and lack of bank debt makes us an attractive partner for multinationals looking to outsource the running of their global applications on our global network services.

“All in all, these factors make me confident that Infonet will continue to be successful in its business.”

Regional Highlights

Americas

Infonet’s revenue in the Americas was $41.6 million in the second quarter of fiscal 2004 compared with $32.5 million in the comparable quarter of fiscal 2003, a growth of 28%.

Sales to new clients in Americas in the second quarter of fiscal 2004 include 32 new client contracts: 24 from new clients and 8 representing additional sales to existing clients. This compares with 31 new contracts signed in the second quarter of fiscal 2003.

Asia-Pacific

Infonet’s revenue in Asia-Pacific was $22.1 million in the second quarter of fiscal 2004, compared with $22.7 million in the second quarter of fiscal 2003.

Sales to new clients in Asia-Pacific for the second quarter of this fiscal year included 84 new client contracts: 64 from new clients and 20 representing additional sales to existing clients. This compares with 37 new contracts signed in the second quarter of fiscal 2003.

Europe, Middle East and Africa (EMEA)

Infonet’s EMEA revenue was $87.6 million in the second quarter of fiscal 2004 unchanged from the second quarter of fiscal 2003. The second quarter fiscal 2003 revenue included $11.1 million in European outsourcing revenue. Excluding this amount, EMEA revenue grew by 15% compared with the second quarter of fiscal 2003.

Sales to new clients in EMEA for the second quarter of this fiscal year include 128 new client contracts: 87 from new clients and 41 representing additional sales to existing clients. This compares with 127 new contracts signed in the second quarter of fiscal 2003.

Filing, Web Cast/Conference Call Information

Infonet expects to file its 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2003 on November 10, 2003. It will be available through www.sec.gov, which can be accessed through Infonet’s investor relations site at www.infonet.com.

Infonet will host an investor conference call and audio Web cast to review second quarter results on Friday, November 7, 2003, at 9 a.m. Eastern Standard Time (2 p.m. in London; 6 a.m. in Los Angeles). Participants within the United States should call 1-800-310-1961. Outside the United States, participants should call 1-719-457-2692.

For a replay of the call within the United States, call 1-888-203-1112; outside the United States, call +1-719-457-0820. The replay will be available from noon, Eastern Standard Time on Friday, November 7, through midnight on November 11, 2003. The confirmation code for the replay is 297829.

For a live Web cast and a full list of investor relations activities and presentations, please visit the investor relations portion of Infonet’s Web site: www.infonet.com.

About Infonet

Infonet Services Corporation, known for its quality of service, is a leading provider of managed network communications services for nearly 3,000 multinational entities.

Employing a unique consultative approach, Infonet offers integrated solutions optimizing the complex relationship between enterprise applications and the global network. Extensive project management capabilities are the foundation for the services and solution offerings (broadband, Internet, intranet, multimedia, video conferencing, remote and local access, provisioning, application and consulting services) positioning Infonet as a single-source partner for multinational entities. In particular, Infonet IP VPN solutions offer multinationals a unique combination of Private and Public IP services as well as a full set of Managed Security Services.

Rated “Best in Class” overall in Telemark’s survey of Global Managed Data Network Services, Infonet has also won “Best Customer Care” and “Best Carrier” at the World Communication Awards. Founded in 1970, Infonet owns and operates The World Network®, accessible from more than 180 countries, and provides local service support in over 70 countries and territories.

Infonet’s stock is traded on the New York Stock Exchange under the symbol IN. Additional information about the company is available at www.infonet.com.

Safe Harbor Statement

Infonet has made forward-looking statements in this release. These statements are based on information available to the company as of the date of this release and Infonet undertakes no duty to update the information to take account of later events. The accuracy of our forward-looking statements will also be affected by the strength of the market for Infonet products and services, competition, the timely transitioning of new business opportunities to Infonet’s network, our ability to reduce local access and other expenses and the effect of currency fluctuation. Investors should bear these risk factors in mind as well as those elaborated on in Infonet’s 10-K, 10-Qs and other recent filings made with the U.S. Securities and Exchange Commission. These documents are available through the investor relations portion of Infonet’s web site at www.infonet.com.

(Table Follows)

Table 1 – Key Comparisons, in thousands, except EPS and percent change

	Q2
	FY04			FY03			% change
	Core	Non Core	Total	Core	Non Core	Total	Core	Non Core	Total
Income Statement Data
Revenues:
Network services	$81,011	$0	$81,011	$76,400	$0	$76,400	6%	na	6%
Consulting, integration and provisioning services	55,437	0	55,437	45,648	2,418	48,066	21%	(100%)	15%
Application services	10,751	0	10,751	2,854	0	2,854	277%	na	277%
Other communication services	4,083	0	4,083	6,807	8,688	15,495	(40%)	(100%)	(74%)

Total revenues	151,282	0	151,282	131,709	11,106	142,815	15%	(100%)	6%
Expenses:
Communication services costs			25,628	18,616	6,006	24,622			4%
Integration and provisioning costs			52,071	37,857	2,203	40,060			30%
Bandwidth and related costs			26,042	25,991	0	25,991			0%
Network operations			30,415	27,444	0	27,444			11%
Selling, general and administrative			34,596	37,278	0	37,278			(7%)

Total expenses			168,752	147,186	8,209	155,395			9%
Operating loss			(17,470)			(12,580)			39%
Other income (expense):
Interest income			2,173			3,601			(40%)
Interest expense			(202)			(2,174)			(91%)
Equity in loss of unconsolidated affiliates			(808)			(878)			(8%)
Other, net			(141)			33			na

Total other income			1,022			582			76%
Provision (credit) for income taxes			655			(5,985)			na
Minority interest			84			204			(60%)
Net loss			($17,187)			($6,217)			176%
EPS			($0.04)			($0.01)			180%
Depreciation, amortization and asset write-offs			$18,930			$19,116			(1%)
Balance Sheet Data
Cash, cash equivalents, and short term investments			$403,072			$511,335			(21%)
Current assets			586,951			714,650			(18%)
Total assets			1,061,752			1,344,674			(21%)
Current liabilities			169,181			158,573			7%
Total debt			4,920			110,371			(96%)
Total stockholders’ equity			$849,062			$1,060,915			(20%)

Table 2 – Key Comparisons, in thousands, except EPS and percent change

	Six Months
	FY04			FY03			% change
	Core	Non Core	Total	Core	Non Core	Total	Core	Non Core	Total
Income Statement Data
Revenues:
Network services	$164,199	$0	$164,199	$155,683	$0	$155,683	5%	na	5%
Consulting, integration and provisioning services	108,206	0	108,206	87,398	6,661	94,059	24%	(100%)	15%
Application services	19,823	0	19,823	4,821	0	4,821	311%	na	311%
Other communication services	8,117	0	8,117	14,140	21,419	35,559	(43%)	(100%)	(77%)

Total revenues	300,345	0	300,345	262,042	28,080	290,122	15%	(100%)	4%
Expenses:
Communication services costs			47,141	38,746	15,076	53,822			(12%)
Integration and provisioning costs			106,262	73,248	5,959	79,207			34%
Bandwidth and related costs			52,740	92,900	0	92,900			(43%)
Network operations			61,081	53,748	0	53,748			14%
Selling, general and administrative			70,161	77,651	0	77,651			(10%)

Total expenses			337,385	336,293	21,035	357,328			(6%)
Operating loss			(37,040)			(67,206)			(45%)
Other income (expense):
Interest income			4,305			7,923			(46%)
Interest expense			(328)			(4,443)			(93%)
Equity in loss of unconsolidated affiliates			(1,547)			(982)			58%
Other, net			(1,074)			3,153			na

Total other income			1,356			5,651			(76%)
Provision (credit) for income taxes			1,299			(19,189)			na
Minority interest			2			271			(99%)
Net loss			($36,985)			($42,637)			(13%)
EPS			($0.08)			($0.09)			(12%)
Depreciation, amortization and asset write-offs			$38,492			$79,597			(52%)
Balance Sheet Data
Cash, cash equivalents, and short term investments			$403,072			$511,335			(21%)
Current assets			586,951			714,650			(18%)
Total assets			1,061,752			1,344,674			(21%)
Current liabilities			169,181			158,573			7%
Total debt			4,920			110,371			(96%)
Total stockholders’ equity			$849,062			$1,060,915			(20%)

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[1]	Does not include revenues related to a European outsourcing contract completed in September 2002.